August 31, 2010

U.S. Securities and Exchange Commission
Office of the Chief Accountant
450 fifth Street, NW
Washington, DC 20549

RE: Ecotality, Inc.
       File No. 000-50983
       Change in Certifying Accountant

Dear Sir or Madam:

The firm of Weaver & Martin, LLC was previously principal certifying accountant for Ecotality, Inc. (the “Company”) and reported on the financial statements of the Company for the year ended December 31, 2009.  On August 30, 2010, we were notified by the Company that we were dismissed as the principal certifying accountant.  We have read Item 4.01 of Form 8-K of Ecotality, Inc. and agree with the statements concerning our Firm contained therein.

Very Truly Yours

/s/ Weaver & Martin, LLC
411 Valentine Road, Suite 300
Kansas City, Missouri 64111